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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Under Rule 14a-12
PEPSIAMERICAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PepsiAmericas, Inc. 3880 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, Minnesota 55402
Robert C. Pohlad Chairman and Chief Executive Officer

                      March 28, 2002

Dear Shareholder:

        We are pleased to invite you to attend the 2002 Annual Meeting of Shareholders of PepsiAmericas, Inc., to be held on April 25, 2002 at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

        The formal notice of the meeting follows on the next page. Enclosed with this proxy statement are your proxy card, a postage-paid return envelope and a copy of our Annual Report for 2001.

        In order to complete arrangements for the meeting, we would like to know in advance how many shareholders expect to attend. If you plan to attend, please check the box provided on the proxy card or advise us when voting by telephone or internet.

        We look forward to seeing you at the meeting.

Robert C. Pohlad Chairman and Chief Executive Officer

PEPSIAMERICAS, INC.
3880 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402

Notice of Annual Meeting of Shareholders

Date: April 25, 2002

Time: 10:30 a.m., local time

Place:	The Four Seasons Hotel 120 East Delaware Place Chicago, Illinois

Purposes:

  •
  To elect eleven directors;

  •
  To approve the appointment of independent public accountants;

  •
  To act upon one shareholder proposal described in the attached proxy statement; and

  •
  To act upon such other matters as may properly come before the meeting.

        The close of business on March 13, 2002, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, during the ten days prior to the meeting at our offices at 3880 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

        Please vote your shares as promptly as possible. Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail or by following the telephone or internet voting instructions that appear on the enclosed proxy card. If you attend the meeting, you may vote your shares in person if you wish.

                      By Order of the Board of Directors

                      Brian D. Wenger
                       Corporate Secretary

Minneapolis, Minnesota
March 28, 2002

PEPSIAMERICAS, INC.
3880 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402

Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2002

PEPSIAMERICAS, INC.

        We manufacture, distribute and market a broad portfolio of Pepsi-Cola and other national and regional beverage brands through our principal operating subsidiaries, Pepsi-Cola General Bottlers, Inc. and P-Americas, Inc. Through these two subsidiaries, we are the second largest anchor bottler in the Pepsi system, with operations in 18 states as well as Puerto Rico, Jamaica, Bahamas, Barbados, Trinidad and Tobago, Poland, Hungary, the Czech Republic and Republic of Slovakia.

        Our principal executive offices are located at 3880 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, and our telephone number is (612) 661-3817.

THE ANNUAL MEETING

        Our meeting will be held on April 25, 2002 at 10:30 a.m., at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

This Proxy Statement

        We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the meeting. If you own PepsiAmericas common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials.

        On approximately March 28, 2002, we began mailing these proxy materials to all shareholders of record at the close of business on March 13, 2002 (the "record date"). On the record date there were 154,534,417 shares outstanding and approximately 13,289 holders of record.

Quorum Requirement

        A quorum is necessary to hold a valid meeting. The attendance by proxy or in person of holders of 51% of the shares entitled to vote at the meeting will constitute a quorum to hold the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

VOTING INSTRUCTIONS

        You are entitled to one vote for each share of common stock that you own as of the close of business on the record date. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name.

        Voting by proxy.    Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail or by following the telephone or internet voting instructions that appear on the enclosed proxy card.

        Voting in person at the meeting.    If you plan to attend the meeting, you can vote in person. In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

        Revoking your proxy.    As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

  •
  by filing a written notice of revocation with our Corporate Secretary;

  •
  by submitting another proper proxy with a more recent date than that of the proxy first given by (a) following the telephone voting instructions, (b) following the internet voting instructions, or (c) by signing, dating and returning a proxy card to our company by mail; or

  •
  by attending the meeting and voting in person.

If Your Shares are Held in "Street Name".

        Voting by proxy.    If your shares are registered in the name of your broker or nominee, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

        Voting in person at the meeting.    If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker's proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

        Revoking your proxy.    If your shares are held in street name, you must contact your broker to revoke your proxy.

Voting Rules

        By giving us your proxy, you authorize the individuals named on the proxy card to vote your shares in the manner you indicate at the meeting or any adjournments thereof. With respect to the election of nominees for director, you may:

  •
  vote "for" the election of the nominees for director named in this proxy statement;

  •
  "withhold" authority to vote for all of the nominees; or

  •
  "withhold" authority to vote for one or more of the nominees and vote "for" the remaining nominee(s).

        If a quorum is present at the meeting, the nominees receiving the greatest number of votes will be elected to serve as directors. Because of this rule, non-voted shares and shares whose votes are withheld will not affect the outcome of the election of directors and withholding authority to vote for a particular nominee will not prevent that nominee from being elected.

        If you give us your proxy but do not specify how you want us to vote your shares, your shares will be voted as follows:

  •
  "for" the election of all nominees for director named in this proxy statement;

  •
  "for" approval of the appointment of independent public accountants; and

  •
  "against" the shareholder proposal.

        We will bear the cost of soliciting proxies. In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and we will reimburse them for their expenses. Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.

Tabulating the Vote

        We have a policy that all proxies, ballots and votes tabulated at a meeting of shareholders are confidential, and the votes will not be revealed to any of our employees or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements or (2) in the event a proxy solicitation in opposition to the election of the Board of Directors is filed with the Securities and Exchange Commission. Representatives of Wells Fargo, our stock transfer agent, will tabulate votes and act as inspectors of election at the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

        Our directors are elected each year at the annual meeting by our shareholders. We do not have a classified Board of Directors. Eleven directors will be elected at this year's meeting. Each director's term lasts until the 2003 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected. All the nominees are currently directors of our company.

        If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each nominee for election as a director.

BRENDA C. BARNES	Director since 2002
Director of Various Corporations

Ms. Barnes, 48, serves as a director of The New York Times Company, Sears, Roebuck and Co., Avon Products, Inc., LucasArts Entertainment Company L.L.C. and LucasDigital Ltd. From November 1999 to March 2000, Ms. Barnes was Interim President and Chief Operating Officer of Starwood Hotels & Resorts. From 1993 to 1998, Ms. Barnes was employed by Pepsi-Cola North America, serving as President and Chief Executive Officer from 1996 to 1998 and Chief Operating Officer from 1993 to 1996. Ms. Barnes was President of Pepsi-Cola South in 1992.

HERBERT M. BAUM	Director since 1995
Chairman, President and Chief Executive Officer The Dial Corporation

Mr. Baum, 65, is Chairman, President and Chief Executive Officer of The Dial Corporation. Prior to joining Dial, from 1999 to August 2000, Mr. Baum was employed by Hasbro, Inc. as President and Chief Operating Officer. Prior to joining Hasbro, Mr. Baum was employed by Quaker State Corporation as its Chairman and Chief Executive Officer from 1993 to 1999. Mr. Baum was employed by Campbell Soup Company from 1978 to 1993, where he served in various positions, most recently as Executive Vice President and President, Campbell North/South America. Mr. Baum serves as a director of The Dial Corporation, Action Performance Companies, Inc., Meredith Corporation, Fleming Companies, Inc. and Midas, Inc. He is past chairman of the Association of National Advertisers and The Advertising Company.

RICHARD G. CLINE	Director since 1987
Retired Chairman and Chief Executive Officer Nicor Inc.

Mr. Cline, 67, served as President and Chief Operating Officer of Nicor Inc. beginning in 1985, and became Chairman of the Board and Chief Executive Officer in 1986. He retired as Chief Executive officer in May 1995 and continued to serve as Chairman until his retirement from the company at the end of 1995. Prior to joining Nicor, Mr. Cline was an executive of Jewel Companies, Inc. for 22 years, becoming Chairman, President and Chief Executive Officer in 1984. He is also Chairman of Hawthorne Investors, Inc., a private management advisory and investment firm he founded in 1996. Additionally, he is a director of Kmart Corporation and Ryerson Tull, Inc., Chairman of the Boards of Trustees of The Northern Funds and The Northern Institutional Funds, and a past chairman of the Federal Reserve Bank of Chicago. From 1998 to 2000, Mr. Cline was Chairman of Hussmann International, Inc. Mr. Cline is a director and past president of the University of Illinois Foundation.

PIERRE S. DU PONT	Director since 1990
Director, Richards, Layton & Finger, P.A.

Governor du Pont, 67, is a director in the law firm of Richards, Layton & Finger, P.A., Wilmington, Delaware. A 1956 graduate of Princeton University, he served in the U.S. Navy from 1957-1960 and received his law degree from Harvard University in 1963. After six years in business with E.I. du Pont de Nemours & Co., Inc., he entered politics in 1968, serving in the Delaware House of Representatives (1968-1970), as a member of the U.S. House of Representatives (1971-1977), and as Governor of the State of Delaware (1977-1985). He is a trustee of The Northwestern Mutual Life Insurance Company. Governor du Pont served as Chairman of the Hudson Institute in 1985-1986 and currently serves as Policy Chairman of the National Center for Policy Analysis.

ARCHIE R. DYKES	Director since 1985
Senior Chairman PepsiAmericas, Inc.

Dr. Dykes, 71, is Senior Chairman of PepsiAmericas, Inc. He also serves as Chairman of Capital City Holdings Inc., Nashville, Tennessee, a venture capital organization. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was Chancellor of the University of Tennessee. Dr. Dykes is a director of Fleming Companies, Inc., Midas, Inc. and the Employment Corporation. He is also a member of the Board of Trustees of the Kansas University Endowment Association and the William Allen White Foundation. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

CHARLES W. GAILLARD	Director since 1997
Retired President General Mills, Inc.

Mr. Gaillard, 61, spent his entire professional career with General Mills, Inc., joining the company in 1966. He served in various management positions, becoming Executive Vice President in 1989. From 1989 to 1993, he was Chief Executive Officer of an international joint venture with Nestlé, S.A. He was elected Vice Chairman and a director of General Mills in 1994 and President in 1995, and also served as a director of the company until retiring in 1999. Mr. Gaillard also serves as a director of The Valspar Corporation.

JAROBIN GILBERT, JR.	Director since 1994
President and Chief Executive Officer DBSS Group, Inc.

Mr. Gilbert, 56, is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. The firm provides trade advisory services, trade consulting and participates in negotiations. He is also a director of Midas, Inc. and Foot Locker, Inc. Mr. Gilbert serves on the Board of Directors of the American Council on Germany and the Harlem Partnership Circle. He is a permanent member of the Council on Foreign Relations.

VICTORIA B. JACKSON	Director since 1994
President Victoria Bellé, Inc.

Ms. Jackson, 47, is the President of Victoria Bellé, Inc., a designer and marketer of fine jewelry. In 1981, Ms. Jackson joined DSS/ProDiesel, a diesel parts remanufacturing and distribution company based in Nashville, Tennessee, and subsequently served as its President and Chief Executive Officer until February 1999. Ms. Jackson is also a director of AmSouth Bancorporation and ArvinMeritor Automotive. She has previously served as Chairman of Tennessee's Alcohol and Beverage Commission, as a director of the Association of Diesel Specialists and as a member of the Board of Directors of the Federal Reserve Bank of Atlanta.

MATTHEW M. McKENNA	Director since 2001
Senior Vice President—Finance PepsiCo, Inc.

Mr. McKenna, 51, is Senior Vice President—Finance of PepsiCo. Mr. McKenna joined PepsiCo in 1993 as Vice President, Taxes. Prior to joining PepsiCo, he was a partner with the law firm of Winthrop, Stimson, Putnam & Roberts in New York.

LIONEL L. NOWELL III	Director since 2002
Senior Vice President and Treasurer PepsiCo, Inc.

Mr. Nowell, 47, became Senior Vice President and Treasurer of PepsiCo in August 2001. Prior to joining PepsiCo, he was Chief Financial Officer of The Pepsi Bottling Group, Inc., a position he assumed in 2000. Prior to that, Mr. Nowell served as Controller of PepsiCo from 1999 to 2000. Mr. Nowell joined PepsiCo from RJR Nabisco, Inc., where he served as Senior Vice President, Strategy and Business Development from 1998 to 1999. From 1991 to 1998, Mr. Nowell held a variety of senior financial roles at the Pillsbury division of Diageo PLC, including Chief Financial Officer of its Pillsbury North America, Pillsbury Foodservice and Haagen Dazs units.

ROBERT C. POHLAD	Director since 2000
Chairman and Chief Executive Officer PepsiAmericas, Inc.

Mr. Pohlad, 47, became our Chief Executive Officer on November 30, 2000, was named Vice Chairman in January 2001 and became our Chairman in January 2002. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of the former PepsiAmericas prior to the PepsiAmericas merger, a position he had held since 1998. From 1987 to present, Mr. Pohlad has also served as President of the Pohlad Companies. Prior to 1987, Mr. Pohlad was Northwest Area Vice President of the Pepsi-Cola Bottling Group. Mr. Pohlad is also a director of Mesaba Holdings, Inc.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES.

OUR BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of PepsiAmericas, as provided by Delaware law. The Board of Directors held nine meetings in 2001. In addition to meetings of the full Board, directors also attended Committee meetings. Each incumbent director attended at least 75% of all of the meetings of the Board of Directors and of those Committees on which he or she served. The Board of Directors has standing Executive, Audit, Management Resources and Compensation, Finance and Pension and Affiliated Transaction committees, as well as a Committee on Directors. The following table shows the membership of these committees:

Name	Executive		Audit		Management Resources and Compensation		Finance and Pension		Affiliated Transaction		Committee on Directors
Brenda C. Barnes(a)			X		X
Herbert M. Baum	X				X		X
Richard G. Cline	X				X	*			X		X
Pierre S. du Pont							X	*	X		X
Archie R. Dykes	X				X				X	*	X	*
Charles W. Gaillard			X				X
Jarobin Gilbert, Jr.			X	*	X
Victoria B. Jackson			X								X
Matthew M. McKenna							X
Lionel L. Nowell III(b)
Robert C. Pohlad	X	*
*
Denotes Committee Chairman.

(a)
Ms. Barnes' Committee appointments become effective on April 1, 2002.

(b)
Mr. Nowell has not yet been appointed to any Committees.

        The Executive Committee is constituted by the Board of Directors to act in lieu of the Board of Directors and between meetings of the Board of Directors. During 2001, the Executive Committee held no meetings.

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to our financial statements, reports and other financial information and internal controls. The Audit Committee serves as an independent and objective body to monitor financial reporting and internal control systems.

        The Audit Committee reviews our annual financial statements included in our Annual Report on Form 10-K and the audit report we receive from our independent certified public accountants, and discusses any findings in the audit report. The Audit Committee also recommends the selection of our independent certified public accounting firm each year, reviews audit and any non-audit fees we pay to the certified public accountants, and considers factors relating to their independence. The Audit Committee also reviews audit reports of the internal auditors, and the internal auditors give reports to and answer inquiries from the Audit Committee on a regular basis. The Audit Committee reports its findings and recommendations to the Board for appropriate action. During 2001, the Audit Committee held seven meetings.

        The Management Resources and Compensation Committee, which held five meetings in 2001, is primarily responsible for each of the following activities:

  •
  supervising our compensation policies;
  •
  management evaluation and succession planning;
  •
  administering our Management Incentive Compensation Plan and Stock Incentive Plan;
  •
  reviewing salaries on authority delegated by the Board;
  •
  approving salary adjustments, except those of the Chairman of the Board and the Chief Executive Officer which are done by full Board action;
  •
  approving significant changes in salaried employee benefits; and
  •
  recommending to the Board such other forms of remuneration as it deems appropriate.

        The Finance and Pension Committee supervises our financial affairs and receives and reviews reports pertaining to our pension plans. The Board has delegated to the Finance and Pension Committee and certain officers its authority to approve financing arrangements involving the borrowing of up to $100 million in any one transaction. The Finance and Pension Committee periodically reports to the Board on action taken to approve financing transactions in excess of $25 million. During 2001, the Finance and Pension Committee held two meetings.

        The Committee on Directors is responsible for presenting nominations of prospective Board members to the Board and to consider other matters pertaining to Board membership, such as meeting dates, retirement policy and compensation of outside directors. The committee met twice in 2001.

        In carrying out its responsibility to find the best qualified persons to serve as directors, the Committee on Directors will consider nominees recommended by other directors, shareholders and management. The Committee on Directors will consider appropriate data with respect to each suggested candidate, consisting of age, business experience, educational background, current directorships, involvement in legal proceedings during the last five years which are material to evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director. Each recommendation should be sent to the attention of the Corporate Secretary as provided under "Shareholder Proposals for the 2003 Annual Meeting."

        The Affiliated Transaction Committee consists of at least three "independent directors" (persons who are not, and for the last two years have not, (1) been an officer or director of PepsiCo or an affiliate of PepsiCo, (2) owned in excess of 1% of the shares of PepsiCo, or (3) owned any ownership interest in a party to an "affiliated transaction"), who review, consider and pass upon any "affiliated transaction." An "affiliated transaction" includes certain transactions with a value of more than $10 million with PepsiCo or certain entities in which PepsiCo has an ownership interest. The Affiliated Transaction Committee also oversees the process of determining whether the contingent payments are earned under the PepsiAmericas Merger Agreement. Until our obligations to make contingent payments under the PepsiAmericas Merger Agreement have been finally determined, neither Mr. Pohlad nor any of his affiliates may serve on the Affiliated Transaction Committee. The Committee met five times in 2001.

DIRECTOR COMPENSATION

        Directors who are employees of our company receive no fees for their services as director. Our outside directors receive compensation of approximately $60,000 per year (assuming attendance at five Board or Committee meetings per year), comprised of the following: (1) $25,000 cash retainer, paid in equal quarterly installments of $6,250; (2) an annual option grant valued at $30,000; and (3) a meeting fee of $1,000 per Board or Committee meeting. In addition, the Chairman of each of the Board's Committees, except for Dr. Dykes, whose compensation is discussed below, receives an additional $5,000 retainer per year, payable in quarterly installments of $1,250. For purposes of the meeting fees, Boards and Committee meetings held on the same day are considered to be one meeting.

        The director options are non-qualified stock options issued under our 2000 Stock Incentive Plan. These options have an exercise price equal to the fair market value of the stock on the date of grant, are exercisable immediately and have terms of seven years. The number of shares subject to each of these options is determined by dividing $30,000 by the estimated per share option fair value, which is 33% of the exercise price of the option as determined in accordance with our 2000 Stock Incentive Plan. The director options are granted on or about the first day of March, every year.

        This fee structure is based on the middle of the market compensation levels for companies in similar industries and of similar size (in terms of revenue). Use of this fee structure is consistent with our overall compensation philosophy, which targets base salary levels at the 50th percentile of the market and total direct compensation levels at the 75th percentile of the market for superior performance.

        In addition, we entered into an agreement with Dr. Dykes, effective November 30, 2000, for his service as non-executive Chairman of the Board of Directors. This agreement was amended to reflect Dr. Dykes' new title, Senior Chairman of the Board, effective January 1, 2002. Under the agreement, Dr. Dykes is not considered to be an employee of PepsiAmericas and is not covered by any employee benefit plans. The agreement is for a term of two years and provides for a cash retainer of $250,000 per year, payable in monthly installments, together with a one-time grant of a non-qualified option to purchase 100,000 shares of our common stock. The option has a term of 10 years and will become exercisable as to 50% of the shares on the first anniversary of the effective date of the agreement and as to the remaining 50% on the second anniversary of the effective date of the agreement. The option was issued at the fair market value of our common stock on November 30, 2000 (as determined in accordance with our 2000 Stock Incentive Plan). Under the terms of the agreement, Dr. Dykes will also receive up to $65,000 annually (for the two-year term of the agreement) to cover the cost of an office and an administrative assistant. The foregoing arrangements are in lieu of all other compensation that Dr. Dykes otherwise would be entitled to receive as a member of the Board of Directors, including meeting and Committee Chairmanship fees.

OUR LARGEST SHAREHOLDERS

        The following table sets forth information, as of February 28, 2002, with respect to the beneficial ownership of our common stock of each person who, to our knowledge, beneficially owned more than five percent of our common stock. Percentage of beneficial ownership is based on 154,491,681 shares outstanding as of February 28, 2002.

Name and Address	Number of Shares and Nature of Beneficial Ownership	Percent of Class
PepsiCo, Inc.(a) 700 Anderson Hill Road Purchase, NY 10577	69,357,085	44.8%
Dakota Holdings, LLC(b) 3800 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, MN 55402	14,562,970	9.4%
Gabelli Asset Management, Inc.(c) One Corporate Center Rye, NY 10580	14,490,000	9.4%

(a)
Amount shown includes 54,794,115 shares held by PepsiCo plus 14,562,970 shares held by Dakota Holdings, LLC.

(b)
Includes 377,128 shares purchasable pursuant to the exercise of a warrant. Dakota Holdings, LLC is a Delaware limited liability company whose members are the following: Pohlad Companies; Beverages, Foods & Service Industries, Inc., a wholly owned subsidiary of PepsiCo; Pepsi-Cola Metropolitan Bottling Co., Inc., another wholly owned subsidiary of PepsiCo; Beverage Investment, LLC, a company under common control with the Pohlad Companies; and Midwest Beverage Holdings, LLC, which is also a company under common control with the Pohlad Companies. Robert C. Pohlad, our Chairman, Chief Executive Officer and a director, is the President and the owner of one-third of the capital stock of the Pohlad Companies. See "Certain Relationships and Related Transactions."

(c)
As set forth in Schedule 13D/A filed with the Securities and Exchange Commission by Gabelli Funds, LLC ("Gabelli Funds"), GAMCO Investors, Inc. ("GAMCO"), Gabelli International II Limited ("GIL II"), Gemini Capital Management, LLC ("Gemini"), Gabelli International Limited ("GIL"), Gabelli Performance Partnership, L.P. ("GPP"), Gabelli Group Capital Partners, Inc. ("Gabelli Partners"), Gabelli Asset Management Inc. ("GAMI"), Marc J. Gabelli and Mario J. Gabelli on November 7, 2001. The Schedule 13D/A reports that these shares represent: (1) 3,627,419 shares beneficially owned by Gabelli Funds, (2) 10,706,281 shares beneficially owned by GAMCO, (3) 10,000 shares beneficially owned by GIL II, (4) 52,600 shares beneficially owned by Gemini, (5) 68,600 shares beneficially owned by GIL and (6) 25,000 shares beneficially owned by GPP. The Schedule 13D/A reports that each such entity has sole voting and sole dispositive power over the shares reported as beneficially owned by it, except that GAMCO does not have the authority to vote 259,700 of the reported shares.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

        The table below lists the beneficial ownership of shares of our common stock, as of February 28, 2002, by each director and nominee for director, by each executive officer named below, and by all directors and executive officers as a group. Percentage of beneficial ownership is based on 154,491,681 shares outstanding as of February 28, 2002. Except as identified below, the named individual had sole voting and investment power with respect to the listed shares.

Name or Identity of Group	Amount and Nature of Beneficial Ownership (a)	Percent of Class
Brenda C. Barnes	7,170	*
Herbert M. Baum	16,687	*
John F. Bierbaum	87,943	*
Richard G. Cline	19,937	*
G. Michael Durkin Jr.	107,907	*
Pierre S. du Pont(b)	17,487	*
Archie R. Dykes	57,657	*
Charles W. Gaillard	16,187	*
Jarobin Gilbert, Jr.	13,787	*
Victoria B. Jackson	16,287	*
Kenneth E. Keiser	251,833	*
Matthew M. McKenna(c)	69,371,272	44.8%
Lionel L. Nowell III(c)	69,357,085	44.8%
Robert C. Pohlad(d)	14,570,365	9.4%
Larry D. Young	366,956	*
All Directors and Executive Officers as a Group (19 persons)(e)	70,481,050	45.2%

*Less than 1%.

(a)
Includes shares which the named director or executive officer has the right to acquire within 60 days after February 28, 2002 through exercise of stock options or restricted stock awards, as follows: Ms. Barnes, 7,170 shares; Mr. Bierbaum, 75,755 shares; Mr. Durkin, 107,907 shares; Dr. Dykes, 50,000 shares; Mr. Keiser, 137,646 shares; Mr. Pohlad, 7,395 shares; Mr. Young, 349,510 shares; and 12,687 shares each for Messrs. Baum, Cline, du Pont, Gaillard, Gilbert and McKenna and Ms. Jackson.
(b)
Includes 4,800 shares held in a revocable trust controlled by Governor du Pont.
(c)
Messrs. McKenna and Nowell disclaim beneficial ownership of the 54,794,115 shares owned by PepsiCo and the 14,562,970 shares owned by Dakota Holdings, LLC. See "Our Largest Shareholders."
(d)
Includes 14,562,970 shares owned by Dakota Holdings, LLC. See "Our Largest Shareholders."
(e)
Includes 54,794,115 shares held by PepsiCo, 14,562,970 shares held by Dakota Holdings, LLC and 924,383 shares which directors and executive officers have the right to acquire within 60 days after February 28, 2002 through exercise of stock options or restricted stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the New York Stock Exchange. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis. Based solely on our review of the forms furnished to us, upon our records and other information, we believe that all required reports were timely filed during the past year, except that one report on Form 5 was not filed on a timely basis relating to each of the following transactions: (1) grant of option to purchase 50,000 shares received by John F. Bierbaum on January 19, 2001, (2) grant of option to purchase 22,485 shares and grant of restricted stock award consisting of 5,441 shares received by G. Michael Durkin Jr. on February 16, 2001, (3) grant of option to purchase 77,000 shares received by Kenneth E. Keiser on January 19, 2001, and (4) grant of option to purchase 38,475 shares and grant of restricted stock award consisting of 9,310 shares received by Larry D. Young on February 16, 2001.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The table below shows compensation for certain executive officers for services in all capacities to our company and our subsidiaries during fiscal years 1999, 2000 and 2001. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the Securities and Exchange Commission and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future.

Long-Term Compensation
Awards
Annual Compensation
Restricted Stock Awards ($)(c)
Name and Principal Position (a)	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(b)		Securities Underlying Options (#)	All Other Compensation ($)(d)
Robert C. Pohlad Chairman and Chief Executive Officer	2001 2000	650,000 50,000	232,100 327,600	43,897 2,585	— —	— —	975 1,000
Kenneth E. Keiser President and Chief Operating Officer Worldwide	2001 2000	490,000 38,096	130,900 296,450	37,870 2,344	— —	77,000 —	11,988 —
Larry D. Young President and Chief Operating Officer International	2001 2000 1999	440,000 399,167 375,000	117,600 242,000 240,000	217,696 115,766 37,798	153,382 — —	38,475 106,800 116,100	1,675,287 35,261 30,185
G. Michael Durkin Jr. Senior Vice President and Chief Financial Officer	2001 2000 1999	300,000 244,458 152,163	132,800 237,000 170,000	346,526 53,348 12,203	89,640 — —	22,485 62,900 85,000	54,649 21,054 5,573
John F. Bierbaum Executive Vice President Investor Relations and Corporate Growth	2001 2000	300,000 23,269	98,100 105,000	20,026 1,649	— —	50,000 —	11,248 —

(a)
Mr. Pohlad joined us as Chief Executive Officer and as a director on November 30, 2000. Mr. Pohlad was named Vice Chairman on January 11, 2001, and became our Chairman on January 1, 2002. Mr. Keiser joined us as President and Chief Operating Officer Domestic on November 30, 2000. Mr. Keiser was named President and Chief Operating Officer Worldwide on January 30, 2002. Mr. Durkin joined us as Senior Vice President of our East Group in May 1999. Mr. Durkin was named Senior Vice President and Chief Financial Officer on November 30, 2000. Mr. Bierbaum joined us as Executive Vice President Investor Relations and Corporate Growth on November 30, 2000.
(b)
The amounts shown include automobile allowances, taxes, insurance expenses, financial planning expenses, professional and club dues, and certain other perquisites paid for the named executives. For 2001, the amounts shown include moving expenses in the amount of $176,841 for Mr. Young and $313,690 for Mr. Durkin.
(c)
Represents the value of restricted stock granted on February 21, 2001. At December 29, 2001, Mr. Young held 9,310 shares of restricted stock with a value of approximately $132,295 and Mr. Durkin held 5,441 shares of restricted stock with a value of approximately $77,317. Restricted stock vests as to 1/3 of the award on each of the first three anniversaries of the award. Dividends, to the extent they are declared and paid on shares of our common stock, are paid on this restricted stock.
(d)
The amounts shown include matching contributions made by our company under a nonqualified retirement plan (Mr. Keiser $8,283, Mr. Young $36,720, Mr. Durkin $29,494 and Mr. Bierbaum $7,500), premiums we paid on group term life insurance (Mr. Pohlad $975, Mr. Keiser $3,704, Mr. Young $1,297, Mr. Durkin $584 and Mr. Bierbaum $3,748), a payment of $24,571 made to Mr. Durkin in February 2001 pursuant to obligations we assumed under PepsiCo's 1998 Variable

  Award Plan, and a payment of $1,637,270 made to Mr. Young in January 2001 in connection with Mr. Young's Change in Control Agreement.

Option Grants in Fiscal 2001

        The following table gives more information on stock options granted in 2001 under our 2000 Stock Incentive Plan to the executive officers named in the summary compensation table. No stock appreciation rights were granted.

	Individual Grants
	Number of Securities Underlying Options Granted (#)(a)	Percent of Total Options Granted to Employees in 2001			Grant Date Value
Name			Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(b)
Robert C. Pohlad	0	—	—	—	—
Kenneth E. Keiser	77,000	6.92%	14.5313	1/19/11	397,320
Larry D. Young	38,475	3.46%	16.475	2/16/11	226,233
G. Michael Durkin Jr.	22,485	2.02%	16.475	2/16/11	132,212
John F. Bierbaum	50,000	4.49%	14.5313	1/19/11	258,000

(a)
All options were granted at a price equal to 100% of the fair market value of our common stock at date of each grant. Options become exercisable as to 1/3 of the shares on each of the first three anniversaries of the date of grant.
(b)
The grant date values were determined using the Black-Scholes option pricing model, using the following assumptions: expected volatility of 32.2%, risk-free rate of return of 4.8% for Messrs. Keiser and Bierbaum and 4.9% for Messrs. Young and Durkin, dividend yield of 0.4% and a 5 year expected life.

Aggregated Option Exercises and Fiscal Year-End Option Values

        The following table shows the number and value of unexercised stock options for the executive officers named in the summary compensation table during 2001. No options were exercised by such officers in 2001.

	Number of Securities Underlying Unexercised Options/SARS Held at December 29, 2001 (#)		Value of Unexercised In-The-Money Options at December 29, 2001 ($)(a)
Name	Exercisable/Unexercisable		Exercisable/Unexercisable
Robert C. Pohlad	3,697	7,395	7,542	15,086
Kenneth E. Keiser	101,905	117,672	55,027	64,092
Larry D. Young	259,282	148,375	99,032	129,816
G. Michael Durkin Jr.	77,632	92,753	38,226	76,457
John F. Bierbaum	49,966	78,508	35,848	48,716

(a)
Based on the closing price of our common stock of $14.21 on the last trading day of fiscal year 2001, as reported for New York Stock Exchange Composite Transactions.

Pension Plans

        We maintain qualified, defined benefit pension plans and nonqualified retirement plans paying benefits in optional forms elected by our employees based upon percentage multipliers which are applied to covered compensation and credited service. The benefit formula provides a normal retirement benefit of 1% of covered compensation for each year of credited service (excluding

1989-1991), up to a maximum of 20 years. Special minimum benefits based on credited service accrued through December 31, 1988, and covered compensation at retirement are also included.

        The following table reflects annual future pension benefits, payable as life annuities upon retirement, in terms of a range of amounts determined under the benefit formula mentioned above, at representative periods of credited service. The benefits listed below do not reflect deductions for Social Security or other offset amounts. However, benefits payable under nonqualified retirement plans are subject to deduction for Social Security upon receipt.

	Years of Service (b)
Covered Compensation (a)
	5	10	15	20 or more
$400,000	$20,000	$40,000	$60,000	$80,000
600,000	30,000	60,000	90,000	120,000
800,000	40,000	80,000	120,000	160,000
1,000,000	50,000	100,000	150,000	200,000
1,200,000	60,000	120,000	180,000	240,000

(a)
Covered compensation includes salary and bonus, as shown in the summary compensation table, averaged over the five consecutive years in which such compensation is the highest.

(b)
As of December 29, 2001, the executive officers named in the summary compensation table had the following years of credited service: Mr. Pohlad, 0 years; Mr. Keiser, 0 years; Mr. Young, 16 years; Mr. Durkin, 2 years; and Mr. Bierbaum, 0 years.

Termination Benefits

        In 1997, we entered into a Change in Control Agreement with Mr. Young. For purposes of this Change in Control Agreement, a "change in control" includes (i) a consolidation or merger of our company in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than a transaction in which the proportionate ownership of our common stock and the surviving corporation remains substantially unchanged; (ii) a shareholder approved plan or proposal for our liquidation; (iii) the acquisition by any person of 25% or more of our voting securities; (iv) over a two-year period, persons who are our directors cease to constitute a majority of our Board of Directors, unless the new directors were approved by a two-thirds vote of the continuing directors; or (v), for certain officers, the sale or other disposition of a majority of the stock or of all or substantially all of the assets of one of our significant subsidiaries in one or more transactions.

        The spin-offs of Hussmann International, Inc and Midas, Inc. in January 1998 constituted a "change in control" for purposes of this agreement. Our transaction with PepsiCo in 1999 constituted a "change in control" for purposes of this agreement, and the other conditions for payment under this agreement were met in 2000.

        In November 2000, Mr. Young entered into agreements with us which entirely replaced his Change in Control Agreement. Pursuant to such agreements, Mr. Young agreed to remain employed in his position to assist in the transition following the PepsiAmericas merger. In connection with such agreements, Mr. Young received payments of $1,637,270 in January 2001 and $1,638,963 in January 2002.

REPORT OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        The Management Resources and Compensation Committee of our Board of Directors consists of four non-employee directors. Our general responsibilities are described under the caption "Our Board of Directors and Committees."

  Introduction

        Most of our compensation programs and executive compensation plans have been in effect for many years. As the Management Resources and Compensation Committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria. In 1992, we established formal guidelines aligning executive compensation targets with expected performance results. However, while we believe that formula-driven plans can contribute to the profitable growth of PepsiAmericas and consistent improvement in returns to shareholders, it is also appropriate to exercise judgment with respect to an individual executive's compensation to encourage and reward performance.

        Actual and potential awards under PepsiAmericas' programs and plans, as well as performance criteria, vary in proportion to each executive officer's accountability with respect to policy making and execution. Our salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance, leading to increased shareholder value. Our programs also seek to align short and long-term executive compensation opportunities with the interests of shareholders. The short-term incentive plan focuses on continuous improvement in annual financial performance. The long-term program is designed to reward above average returns to shareholders through stock appreciation and dividend growth.

        With the assistance of executive compensation consultants, we periodically assess the consistency of PepsiAmericas' executive compensation programs with our guidelines, PepsiAmericas' business strategy and general market practices. In late 2001, we worked with executive compensation consultants to establish a new compensation philosophy and long-term incentive programs for use beginning in 2002. The following is a description of the programs used in 2001.

  Salaries

        We determine base salaries and salary bands for all salaried employees of PepsiAmericas, Pepsi General and P-Americas, including the executive officers named in the Summary Compensation Table, based on the results of periodic market surveys. We do not base actual salary bands exclusively on a formula and companies are not grouped to assess comparability according to narrowly defined criteria. We derive salary bands from the skills and responsibilities required by a position, the averages of salary levels of hundreds of comparable positions and comparable companies, and from information in numerous databases generated by outside consultants. Numerous criteria such as financial performance, revenues and position responsibilities affect comparability. In determining the salaries for all salaried and executive positions at PepsiAmericas, Pepsi General and P-Americas, we analyze many databases and combinations of databases containing information on similar companies.

        Generally, we evaluate the performance of each executive officer annually and we base salary adjustments on various factors including personal performance, current position in the relevant salary band and comparable company data. Accordingly, we do not have a general policy to set salaries of executive officers at any specific level within the salary band for their particular position. We approve salary actions for approximately 14 key corporate and operating company officers. In the case of Mr. Pohlad, his salary was set by the Board of Directors after following the guidelines set forth in the preceding paragraph.

  Management Incentive Compensation Plan

        The executive officers named in the Summary Compensation Table, together with approximately 67 additional executives and managers of PepsiAmericas, Pepsi General and P-Americas, participate in the Management Incentive Compensation Plan. Target amounts payable under this plan are established annually and are proportionate to each participant's accountability for PepsiAmericas' business plans. The actual value of compensation these executives earn under this plan is based primarily on a formula which relates the target amounts and objectives we establish to corporate and subsidiary financial results and, except for Mr. Pohlad, individual performance objectives. The financial performance measures are net income and operating income. The percentage of the target amount related to attainment of financial objectives is 100% for Mr. Pohlad, and 75% for the other executive officers named in the Summary Compensation Table, with the balance related to individual performance objectives. Although net income and operating income approximated threshold during 2001, the Board of Directors adjusted payouts to between threshold and target in recognition of the efforts and accomplishments made by participants in the PepsiAmericas merger integration.

  Long-Term Performance Compensation Program

        The Long-Term Performance Compensation Program was designed to establish performance criteria for awarding restricted stock and stock options to PepsiAmericas' executives, including those named in the Summary Compensation Table, under PepsiAmericas' 2000 Stock Incentive Plan. We based the value of compensation available through this long-term program on target amounts (expressed in dollars) that will be earned by participants if PepsiAmericas' cumulative total return on invested capital (ROIC), as defined in the plan, meets pre-established target levels. Values range from a 33 1/3% of target minimum payment to a maximum of 150% of the target amount.

        Awards under the long-term plan consist of a fixed or guaranteed portion equal to 33 1/3% of target compensation, payable in non-qualified stock options, and a variable portion equal to 66 2/3% of target compensation, subject to achievement of the ROIC targets, payable one-half in restricted stock and one-half in restricted cash. The stock options and restricted stock vest as to 1/3 of the awards on each of the first three anniversaries of the awards, and the restricted cash vests in its entirety on the third anniversary of the award.

        Mr. Pohlad elected not to participate in the Long-Term Performance Compensation Program and, as a result, he did not receive any long-term incentive awards during 2001.

  Tax Law Changes in Deductibility

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to or accrued by us for the five most highly compensated employees, unless certain forms of compensation meet certain performance or other criteria mandated by law.

        With the exception of the compensation received by Mr. Young, we anticipate that all of the compensation received by the other executive officers named in the Summary Compensation Table will be deductible for tax purposes. We have not made any determination with respect to our total compensation program as it may be affected by changes in these tax laws for future years. While we structure our compensation programs with a view to satisfying these rules, we might under certain circumstances conclude that our corporate interests are better served by programs or plans that do not satisfy these criteria.

  Compensation Committee Interlocks and Insider Participation

        The name of each person who serves as a member of the Management Resources and Compensation Committee is set forth below. There are no compensation committee interlocks.

Richard G. Cline, Chairman
Herbert M. Baum
Archie R. Dykes
Jarobin Gilbert, Jr.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists of three members who are neither officers nor employees of the Company, and who meet the independence requirements of the New York Stock Exchange. Information as to these persons, as well as their duties, is provided under the caption "Our Board of Directors and Committees". The Audit Committee met seven times during 2001 with management, including six meetings in which KPMG LLP participated, and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. The Audit Committee recommended the appointment of KMPG as our independent accountants, and considered factors relating to their independence. In addition, the Audit Committee received reports and reviewed matters regarding ethical considerations and business conduct, and monitored compliance with laws and regulations. The Audit Committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The Audit Committee also met privately with the internal auditors and with representatives of KPMG to encourage confidential discussions as to any accounting or auditing matters.

        The Audit Committee has reviewed and discussed with management and representatives of KPMG, the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 29, 2001. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), and has received the written disclosure and letter from KPMG required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") delineating all relationships they have with us and has discussed with them their independence. Based on the review and discussions referred to above, the members of the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also determined that KPMG's fees and services are consistent with the maintenance of their independence as our independent certified public accountants.

        The Audit Committee adopted a charter in 2000 and reviewed the same charter in February 2002 and found it to be adequate. The charter was attached to the Company's 2001 proxy statement as Exhibit A.

Jarobin Gilbert, Jr., Chairman
Charles W. Gaillard
Victoria B. Jackson

SHAREHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a graph which compares the cumulative total shareholder return on our common stock to the Standard & Poor's MidCap 400 Index and to a Peer Group consisting of two companies which are U.S.-based anchor bottlers, The Pepsi Bottling Group, Inc. ("PBG") and Coca-Cola Enterprises, Inc. ("CCE"). The comparison covers the period from the date of the PepsiCo transaction (May 20, 1999) to December 28, 2001.

COMPARISON OF CUMULATIVE RETURNS SINCE MAY 20, 1999

        Shareholder return in the above graph assumes reinvestment of all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Stock Ownership and Director Relationships

        At February 28, 2002, PepsiCo beneficially owned approximately 44.8% of our outstanding common stock. Two of our directors, Matthew M. McKenna and Lionel L. Nowell III, are executive officers of PepsiCo. In addition, Dakota Holdings, LLC, of which PepsiCo and Mr. Pohlad are affiliates, beneficially owned approximately 9.4% of our outstanding common stock at February 28, 2002. See "Proposal 1: Election of Directors."

  Agreements and Transactions with PepsiCo

        We have entered into transactions and agreements with PepsiCo from time to time, and we expect to enter into additional transactions and agreements with PepsiCo in the future. Material agreements and transactions between our company and PepsiCo are described below.

        Bottling Agreements and Purchases of Concentrates and Finished Products.    We purchase concentrates from PepsiCo and manufacture, package, distribute and sell carbonated and non-carbonated beverages under various bottling agreements with PepsiCo. These agreements give us the right to manufacture, package, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. These agreements include a Master Bottling Agreement and a Master Fountain Syrup Agreement for beverages bearing the "Pepsi-Cola" and "Pepsi" trademarks, including Diet Pepsi and Pepsi One in the United States. The agreements also include bottling and distribution agreements for non-cola products in the United States, and international bottling agreements for countries outside the United States. These agreements provide PepsiCo with the ability to set prices of concentrates, as well as the terms of payment and other terms and conditions under which we purchase such concentrates. In addition, we bottle water under the "Aquafina" trademark pursuant to an agreement with PepsiCo, which provides for payment of a royalty fee to PepsiCo. We also purchase finished beverage products from PepsiCo and certain of its affiliates, including tea, concentrate and finished beverage products from a Pepsi/Lipton partnership, as well as finished beverage products from a PepsiCo/Starbucks partnership.

        During 2001, our total payments to PepsiCo for concentrates, royalties and finished beverage products were approximately $694 million.

        PepsiAmericas Manufacturing and National Account Services.    We provide manufacturing services to PepsiCo in connection with the production of certain finished beverage products, and also provide certain manufacturing, delivery and equipment maintenance services to PepsiCo's national account customers. In 2001, PepsiCo paid us approximately $19 million in connection with these services.

        Shared Services.    PepsiCo provides various services to us pursuant to a shared services agreement, including procurement of raw materials, processing of accounts payable and credit and collection, certain payroll tax services and information technology maintenance. In 2001, we paid approximately $3 million to PepsiCo for shared services.

        Marketing and Other Support Arrangements.    PepsiCo provides us with various forms of marketing support. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. This marketing support is intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials), capital equipment funding and shared media and advertising support. In 2001, PepsiCo provided approximately $121 million to us in direct marketing support funding.

        Transactions with Bottlers in Which PepsiCo Holds an Equity Interest.    We sold finished beverage products to other bottlers, including The Pepsi Bottling Group, Inc. ("PBG"), a bottler in which PepsiCo owns an equity interest. These sales occurred in instances where the proximity of our production facilities to the other bottlers' markets or lack of manufacturing capability, as well as other economic considerations, made it more efficient or desirable for the other bottlers to buy finished product from us. In 2001, our sales to other bottlers, including those in which PepsiCo owns an equity interest, were approximately $79 million. Our purchases from such other bottlers in 2001 were not material.

  Agreements and Relationships with Dakota Holdings, LLC and Mr. Pohlad

        Under the terms of the PepsiAmericas Merger Agreement and related documents, Robert C. Pohlad became our Chief Executive Officer and a director upon the completion of the PepsiAmericas merger. In January 2001, Mr. Pohlad was elected to the position of Vice Chairman of the Board of Directors, and in January 2002, Mr. Pohlad was made Chairman of the Board of Directors. Mr. Pohlad and his affiliates have various relationships with our company which arose in connection with the merger and which are described below.

        Dakota Holdings, LLC is a Delaware limited liability company whose members include PepsiCo, the Pohlad Companies and Mr. Pohlad. In connection with the PepsiAmericas merger, Dakota Holdings, LLC became the owner of 14,562,970 shares of our common stock, including 377,128 shares purchasable pursuant to the exercise of a warrant. See "Our Largest Shareholders." Mr. Pohlad is the President and the owner of one-third of the capital stock of Pohlad Companies.

        Under the terms of the PepsiAmericas Merger Agreement, Dakota Holdings, LLC was required to elect a contingent payment alternative in exchanging its shares of the former PepsiAmericas. Accordingly, in connection with the transaction, Dakota Holdings, LLC acquired the right to receive in the future up to 6,669,747 shares of our common stock if certain performance levels are met for the years 2000 through 2002. The Affiliated Transaction Committee of the Board of Directors oversees the process of determining whether the contingent payments are earned under the PepsiAmericas Merger Agreement. See "Our Board of Directors and Committees—Affiliated Transaction Committee."

        Also in connection with the PepsiAmericas merger, we agreed to sell an aggregate of up to 1,710,863 shares of our common stock, at a price of $14.6125 per share, to the former PepsiAmericas shareholders who participated in the contingent payment alternative and wished to purchase such shares. Dakota Holdings, LLC had the right to purchase any of those shares that were not purchased by other shareholders entitled to make such purchases. In December 2000, Dakota Holdings, LLC acquired 1,707,551 shares in connection with these transactions. Also in connection with the PepsiAmericas merger, Pohlad Companies separately negotiated the right to acquire from PepsiCo up to $25 million of our stock at a price of $14.6125 per share. This transaction was also completed in December 2000, and the shares transferred in connection with both of the foregoing transactions are reflected in the 14,562,970 shares owned by Dakota Holdings, LLC.

  Agreements with Pohlad Companies

        In February 2002, we entered into an Aircraft Joint Ownership Agreement with Pohlad Companies. As noted above, Mr. Pohlad, our Chairman and Chief Executive Officer, is the President and the owner of one-third of the capital stock of Pohlad Companies. Pursuant to the Aircraft Joint Ownership Agreement, we purchased for $1,378,000 a 1/8 interest in a 1999 Lear Jet 60 aircraft owned by Pohlad Companies. Pohlad Companies purchased the aircraft from Learjet Inc. for $11,024,825 in March 2000. As a co-owner of the aircraft, we are obligated to pay a monthly charge of $11,000 and an hourly operating charge of $1,850.

        International Jet, a subsidiary of Pohlad Companies, provides certain services in connection with the storage and operation of corporate jets. During the last fiscal year, we paid $102,809 to International Jet for office rent, hangar rent and aircraft maintenance in connection with the storage and operation of our corporate jet.

        Pohlad Companies provides us with executive office space in Minneapolis, Minnesota. During the last fiscal year, we paid $176,340 to Pohlad Companies for the use of 10,772 square feet of office space.

  Agreement with Management

        In September 2000, the Management Resources and Compensation Committee of the Board of Directors approved a short-term relocation bridge loan to Larry D. Young, our President and Chief Operating Officer International, in connection with his relocation from Illinois to Minnesota. The loan was in the principal amount of $500,000, with interest at the rate of 6.05% per annum. The loan was repaid in full in January 2001.

PROPOSAL 2: APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Audit Committee has recommended, and the Board of Directors has reappointed, the firm of KPMG LLP as independent certified public accountants to audit our financial statements for fiscal year 2002. A proposal to approve that appointment will be presented to shareholders at the meeting. If shareholders do not approve such appointment, the Board of Directors will select another firm of independent public accountants.

        Representatives of KPMG LLP are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so. In addition, they are expected to be available to respond to appropriate questions.

        Audit Fees.    KPMG billed us $857,000 for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 29, 2001 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year.

        Financial Information Systems Design and Implementation Fees.    KPMG did not provide any professional services relating to our financial information systems design and implementation in the fiscal year ended December 29, 2001, and therefore no fees were billed to us in connection with those activities.

        All Other Fees.    KPMG billed us $207,500 for audit related fees and $919,500 for non-audit services for the fiscal year ended December 29, 2001.

        The Audit Committee of the Board of Directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant's independence. See "Report of the Audit Committee."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

PROPOSAL 3: SHAREHOLDER PROPOSAL

        Mr. Alexander R. Lehmann, 812 Sleepy Hollow Road, Briarcliff Manor, New York 10510, who owns 12,280 shares of PepsiAmericas common stock, has submitted the following resolution for the reasons stated:

        Whereas

  •
  Over the past ten and three years respectively, PepsiAmericas (PAS) has consistently underperformed the S&P 500 and Pepsi Bottling Group, its principal equity competitor.

  •
  PAS' board of directors has materially contributed to that underperformance by removing PAS from the worldwide market for control and since 1999, by committing additional capital of over $1.7 billion to the soft drink business, thereby driving returns on capital down to 6.1% in 2000 and below the weighted cost of capital.

  •
  With every new dollar PAS invests, it is destroying value and therefore trades at a continuing discount for reinvestment risk. Late 1998, the equity market valued a dollar of PAS' assets at $1.66; now this is down a dramatic 63%, to $.62.

        Be it resolved that it is high time for PAS' board of directors to perform its fiduciary duty and start protecting the longer term interests of all shareholders and to direct management to vigorously pursue the overriding objective set in early 1999 of 'maximizing shareholder value' by

  •
  Setting an annual goal of increasing cash returns on invested capital and earning the cost of capital, thereby curing the reinvestment risk.

  •
  Acknowledging that 'growth' leads to value creation only when the company is earning returns on capital higher than cost of capital.

  •
  Reducing or discontinuing capital additions to long term uneconomic activities such as in Eastern Europe or exiting them altogether. Since 1994, international assets of $396 million have produced net operating losses of $312 million.

  •
  Negotiating with PepsiCo about $140 million more in annual support payments, thereby eliminating a major competitive disadvantage. PepsiCo currently pays PAS substantially less annual support than Pepsi Bottling Group, contributing materially to PAS' inability to earn its cost of capital.

  •
  Attuning the entire management team and optionees to the absolute requirement for creating value, namely that of an independent company exercising its right and duty to earn the best possible cash returns on capital.

Supporting Statement from Shareholder

        PepsiAmericas, as a PepsiCo franchisee, is in a very capital intensive and competitive business. As one of PepsiCo's powerful distribution arms, PAS is also a vitally important resource to PepsiCo, supporting its strategies for the benefit of its shareholders. From an independent investor's perspective, PAS is in a middleman's business and can be squeezed by its concentrate supplier and its customers. To many, it appears that PepsiCo has used PAS as a de facto off balance sheet operating and financing vehicle, making PAS a secondary investment choice.

        Moreover, it is known for some time that most bottlers, including PAS, have not earned their cost of capital, thereby destroying value for their owners.

        The right and obligation of PAS, as an important Pepsi bottler, to earn returns on capital in excess of its weighted cost of capital must be unquestioned and subordinate to the interests of PepsiCo, PAS' de facto controlling owner. They are not assured now.

Response from PepsiAmericas

        In the first full year of operation for the new PepsiAmericas, we achieved many of our objectives. We successfully completed the merger integration, increased unit volume, sales and earnings and achieved a return on invested capital in excess of our cost of capital. However, we fell short on our volume growth expectations.

        Our focus for 2002 is on U.S. volume growth and continuing improvement toward international profitability. Conscious of our fiduciary duties and the long-term interests of shareholders, we have articulated the following corporate strategies to effectuate those goals:

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  Grow the top line;

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  Improve efficiency;

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  Acquire contiguous territories domestically; and

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  Continue to build toward international profitability by participating in all growing beverage categories and rationalizing distribution.

        We agree with the premise of Mr. Lehmann's proposal that the corporation should focus on maximizing shareholder value and that increasing our return on invested capital is an important component of shareholder value. We have an established goal of increasing our return on invested capital. Our return on invested capital in 2001 was 6.6 percent, exceeding our cost of capital of 6.5 percent. Our goal is for return on invested capital to improve 20 to 30 basis points annually over the next few years and our corporate strategies reflect the importance of that goal.

        We are in continual dialogue with Pepsi-Cola Company about the level of marketing support provided to our company. Pepsi-Cola Company has hundreds of franchisees. It provides many different levels of support to these franchisees, based upon the market opportunities for the relevant franchisee. We frequently negotiate with Pepsi-Cola Company for funding based upon the opportunities and market conditions which exist in our territories.

        We do not plan to suspend our efforts to acquire contiguous territories. Nor does our strategy entail the reduction or discontinuation of activities in Central Europe. We view our international acquisitions as investments for future growth that may involve short-term losses. We are evaluating steps we can take to build toward international profitability. One step we have taken was the successful completion of a pilot test of a hybrid distribution system in Hungary, which we plan to expand in 2002. We anticipate that this system will produce an estimated $3 to $4 million in annual savings. In addition, we have substantially reduced the losses in Central Europe during the last three years, consistent with our stated three-year plan for our international operations to be profitable by the end of 2003. Finally, we believe that our international operations can provide profit margins in excess of our domestic operations. As such, they provide an attractive avenue for improving our return on invested capital.

        We are focused on executing our strategic plan in order to improve shareholder value and increase our return on invested capital. We believe that the adoption of Mr. Lehmann's proposal would limit our ability to execute our strategic plan and preclude us from pursuing opportunities from which we can derive long-term rewards for our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

PEPSIAMERICAS' FORM 10-K

        We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2001, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to PepsiAmericas, Inc., attention Corporate Secretary, 3880 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

        If you wish to have a proposal considered for inclusion in our 2003 proxy statement, we must receive your proposal on or before November 28, 2002. Proposals should be mailed to the Corporate Secretary, PepsiAmericas, Inc., 3880 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

        Our bylaws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or propose business for consideration at such meeting, the shareholder must generally notify us in writing at our principal executive office not later than the close of business the 60th day nor earlier than the 90th day prior to the meeting. The 2003 Annual Meeting of Shareholders is currently expected to be held on April 24, 2003. Accordingly, a shareholder nomination or proposal intended to be considered at the 2003 Annual Meeting of Shareholders must be received by the Corporate Secretary between January 24, 2003 and February 23, 2003. A copy of our bylaws may be obtained from the Corporate Secretary, by written request to the above-listed address.

OTHER MATTERS

        The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

                      By Order of the Board of Directors

                      Brian D. Wenger
                       Corporate Secretary

PEPSIAMERICAS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 25, 2002
10:30 a.m., local time

Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois

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PEPSIAMERICAS, INC. 3880 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, MN 55402	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS—APRIL 25, 2002

The undersigned hereby constitutes and appoints Robert C. Pohlad and John F. Bierbaum, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of PepsiAmericas, Inc. to be held at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois on April 25, 2002 at 10:30 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

This Proxy also serves as a voting instruction card to the Trustee for shares, if any, held in the trust for the Company's Retirement Savings Plan.

SHAREHOLDERS ARE REQUESTED TO FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE REVERSE SIDE, OR TO MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

See reverse for voting instructions.

COMPANY # CONTROL #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CDT) on April 24, 2002.
  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
  •
  Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/pas/—QUICK *** EASY *** IMMEDIATE

  •
  Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on April 24, 2002.
  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to PepsiAmericas, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or internet, please do not mail your Proxy Card
Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of directors:	01 Brenda C. Barnes 02 Herbert M. Baum 03 Richard G. Cline 04 Pierre S. du Pont	05 Archie R. Dykes 06 Charles W. Gaillard 07 Jarobin Gilbert, Jr.	08 Victoria B. Jackson 09 Matthew M. McKenna 10 Lionel L. Nowell III 11 Robert C. Pohlad	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of Appointment of Independent Public Accountants.	☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote AGAINST Proposal 3.
3.	Shareholder Proposal (Proxy Statement p. 21).	☐	For	☐	Against	☐	Abstain

The proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in the proxies' discretion.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

Address Change? Mark Box and indicate changes below. ☐ Will Attend Annual Meeting ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

QuickLinks

TABLE OF CONTENTS
PEPSIAMERICAS, INC.
THE ANNUAL MEETING
VOTING INSTRUCTIONS
PROPOSAL 1: ELECTION OF DIRECTORS
OUR BOARD OF DIRECTORS AND COMMITTEES
DIRECTOR COMPENSATION
OUR LARGEST SHAREHOLDERS
SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER RETURN PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2: APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL 3: SHAREHOLDER PROPOSAL
PEPSIAMERICAS' FORM 10-K
SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING
OTHER MATTERS